Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-4 of Metaldyne Performance Group Inc. of our report dated March 14, 2014, except for Note 16—Segment and Geographic Information, and Note 17—Guarantor Subsidiaries and Non-Guarantor Subsidiaries for which the date is April 30, 2015, relating to the consolidated financial statements of Grede Holdings LLC and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

May 7, 2015